EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John Gonsior, CFO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Announces Addition to Board of Directors

MINNEAPOLIS — October 18, 2013 — Insignia Systems, Inc. (NASDAQ:ISIG) today announced that Steven R. Zenz has been elected as a member of its Board of Directors and Chair of the Audit Committee. Mr. Zenz is a former partner of the audit and advisory firm KPMG, where he served in various capacities in his 33 years with the firm, including partner in charge of the audit group and partner in charge of the firm’s SEC and technical accounting practices in KPMG’s Minneapolis, Minnesota and Des Moines, Iowa, offices as well as lead audit partner for many publicly-held company clients. Since 2011, Mr. Zenz has acted as a consultant on several merger and acquisition transactions providing advice on valuations, SEC filings, technical accounting and integration.

CEO Glen Dall commented, “Steve’s deep financial expertise and experience with companies of various sizes will greatly benefit Insignia as we plan the next phase in the company’s growth and success.  We are very pleased to have him join our Board.”

Insignia Systems, Inc. is a developer and marketer of in-store media solutions, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia inspires shoppers and delivers value by providing at-shelf advertising solutions in over 13,000 chain retail supermarkets, over 1,700 mass merchants and 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including Armour-Eckrich, General Mills, Hormel, Kellogg Company and Nestlé, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

###